Exhibit 99.1

EXCO Resources, Inc. Reports Record Operating and Financial Results for the First Quarter 2008

DALLAS—(BUSINESS WIRE) May 6, 2008 — EXCO Resources, Inc. (NYSE: XCO) today announced first quarter results for 2008.

•                  Adjusted net earnings available to common shareholders, a non-GAAP measure adjusting for non-cash derivative losses and items typically not included by securities analysts in published estimates, were $0.28 per share for the first quarter 2008 compared with $0.07 per share for the first quarter 2007.

•                  Oil and natural gas revenues for the quarter were $318 million, exclusive of derivative financial instrument activities (derivatives) and $321 million inclusive of cash settlements on derivatives. Oil and natural gas revenues for the prior year’s quarter were $118 million before derivatives, and $151 million including cash settlements on derivatives.

•                  Oil and natural gas production for the quarter set a record at 35 Bcfe, or 386 Mmcfe per day comprised of 352 Mmcf per day of natural gas and 5,575 barrels per day of oil, which was more than 100% higher than the first quarter 2007 production of 17 Bcfe, or 192 Mmcfe per day, and approximately 2% higher than the fourth quarter 2007 production of 377 Mmcfe per day. Presently our daily average production exceeds 400 Mmcfe per day.

•                  Adjusted earnings before interest, taxes, depreciation, depletion and amortization and other non-cash income and expense items (adjusted EBITDA, a non-GAAP measure) for the quarter were $254 million, approximately 2.2 times the prior year’s quarter.

•                  Direct operating expenses for the quarter were $0.95 per Mcfe compared with $1.25 per Mcfe in the prior year’s quarter, a reduction of 24%, and slightly lower than the fourth quarter 2007 direct operating expense rate of $0.97 per Mcfe. Production and ad valorem taxes for the first quarter 2008 were 6.1% of oil and natural gas revenues before derivatives ($0.55 per Mcfe) compared with 7.1% during the first quarter 2007 ($0.48 per Mcfe).

•                  Drilling and development capital expenditures totaled a record $152 million compared with first quarter 2007 capital expenditures of $76 million. Total capital expenditures for the first quarter 2008, which includes leasing, midstream projects and corporate expenditures, were $184 million, an increase of 111% from the prior year’s quarter.

Douglas H. Miller, EXCO’s Chief Executive Officer commented, “Obviously, we are pleased with our first quarter accomplishments, which included records in production, adjusted EBITDA and capital spending. We have several very positive trends taking place at EXCO including our growing focus on the Marcellus and Huron shales in Appalachia and the Haynesville shale in East Texas and North Louisiana. In addition, we continue to have outstanding development drilling results in the Vernon and Holly Caspiana Fields in Louisiana and in our Sugg Ranch area in the Permian Basin. We have successfully reduced the number of days from spud to rig release by 30% in some areas, and production volumes and the number of drilling locations in the Vernon Field are significantly more than we thought they would be a year ago. These development activities are providing substantial cash flows to help fund our expected increased drilling in the shales in the coming quarters.”

Revenues and adjusted revenues

Our first quarter 2008 adjusted revenues, a non-GAAP measure defined as revenues which exclude the non-cash impact of our oil and natural gas derivatives, were $329 million, an increase of $172 million, or 109% from the first quarter 2007. The increase was primarily attributable to our higher production volumes reflecting acquisitions closed during 2007. Realized prices, after cash settlements on derivatives, were $9.14 per Mcfe and $8.70 per Mcfe for the three months ended March 31, 2008 and 2007, respectively.

	Three months ended March 31,		% change over quarter ended
(in thousands, except prices)	2007	2008	March 31, 2007
Oil and natural gas revenues, before derivative financial instruments	$118,495	$317,690	168%
Cash settlements on derivative financial instruments	32,073	3,015
Subtotal, revenues including cash settlements on derivative financial instruments	150,568	320,705
Non-cash loss on oil and natural gas derivative financial instruments	(128,092)	(344,209)	169%
Oil and natural gas revenues	22,476	(23,504)	-205%
Pipeline and marketing	5,345	7,427	39%
Interest and other	1,380	1,118	-19%
Total revenues, marketing and other income, GAAP	29,201	(14,959)	-151%
Elimination of non-cash oil and natural gas derivative financial instrument activity included in GAAP revenues	128,092	344,209
Adjusted revenues (1)	$157,293	$329,250	109%

Prices, excluding marketing and other income:
Realized price per Mcfe, before derivative financial instruments	$6.84	$9.05	32%
Realized price per Mcfe, after cash settlements on derivative financial instruments	$8.70	$9.14	5%

(1) EXCO does not designate its derivatives as hedges. As a result, unrealized gains or losses in the fair market value of our derivatives are recognized as a component of current revenues. Adjusted revenues are not a measure of revenues in accordance with GAAP. Management believes that adjusted revenues are a meaningful measure to investors and rating agencies as they present the combination of actual revenues before the impact of oil and natural gas derivatives in accordance with GAAP, combined with the actual cash receipts or settlements arising from the oil and natural gas derivative program. Adjusted revenues specifically exclude the non-cash unrealized gains or losses from derivative activities as the non-cash impact of the changes in the fair value of derivatives does not impact our current liquidity and cash flows used to fund our operations, execute our capital program and make acquisitions.

Cash Flow

Our cash flow from operations before working capital changes and adjustments for settlements of derivative financial instruments with a financing element for the current quarter was $222 million, or a 364% increase from 2007. We utilized this cash flow primarily to fund $184 million of capital expenditures (exclusive of acquisitions).

	Three months ended March 31,		% change over quarter ended
(in thousands)	2007	2008	March 31, 2007
Cash flow from operations, GAAP	$32,551	$199,510
Net change in working capital	15,339	12,085
Settlements of derivative financial instruments with a financing element	—	10,467

Cash flow from operations before changes in working capital, non-GAAP measure (1)	$47,890	$222,062	364%

(1) Cash flow from operations before working capital changes and adjustments for settlements of derivative financial instruments with a financing element is presented because management believes it is a useful financial indicator for companies in our industry. This non-GAAP disclosure is widely accepted as a measure of an oil and natural gas company’s ability to provide cash used to fund development and acquisition activities and service debt or pay dividends. Operating cash flow is not a measure of financial performance pursuant to GAAP and should not be used as an alternative to cash flows from operating, investing, or financing activities. We have also elected to exclude the adjustment for derivative financial instruments with a financing element as this adjustment simply reclassifies settlements from operating cash flows to financing activities. Management believes these settlements should be included in this non-GAAP measure to conform with the intended measure of our ability to provide cash to fund operations and development activities.

Net Income

Our reported net loss and net loss available to common shareholders shown below, both GAAP measures, include certain items not typically included by securities analysts in their published estimates of financial results. Management is disclosing the non-GAAP measures of adjusted net income and adjusted net income available to common shareholders because it quantifies the financial impact of non-cash gains or losses resulting from derivatives and certain items management believes affect the comparability of our results of operations which are included in GAAP net income measures. The following table provides a reconciliation of our net loss and net loss available to common shareholders to non-GAAP measures of adjusted net income and adjusted net income available to common shareholders:

	Three months ended		Three months ended
	March 31, 2007		March 31, 2008
(in thousands, except per share amounts)	Amount	Per share	Amount	Per share
Net loss, GAAP	$(87,697)		$(162,839)
Adjustments:
Non-cash mark-to-market losses on oil and natural gas derivative financial instruments, before taxes	128,092		344,209

Non-cash mark-to-market losses on interest rate derivative financial instruments, before taxes	—		3,631
Nonrecurring financing costs, before taxes (1)	32,100		—
Income taxes on adjustments	(64,109)		(120,316)
Total adjustments, net of taxes	96,083		227,524
Adjusted net income	$8,386		$64,685

Net loss available to common shareholders, GAAP (2)	$(88,833)	$(0.85)	$(197,839)	$(1.89)
Impact of potentially dilutive common stock equivalents (3)		0.02		0.03
Adjustments shown above (4)	96,083	0.90	227,524	2.14
Adjusted net income available to common shareholders (4)	$7,250	$0.07	$29,685	$0.28

(1) See “Consolidated statement of operations” for a detailed explanation.

(2) Per share amount is based on weighted average number of common shares outstanding of 104,201,768 and 104,682,724 for the three months ended March 31, 2007 and 2008, respectively.

(3) Potentially dilutive common stock equivalents were 2,245,500 and 1,791,867 for the three months ended March 31, 2007 and 2008, respectively. For the computation of adjusted net income per share, these common stock equivalents have been included to reflect the impact of the adjustments which result in income as opposed to a loss.

(4) Computed using diluted shares of 106,447,268 and 106,474,591 for the three months ended March 31, 2007 and 2008, respectively.

Development and Exploitation Activity

We spent $152 million on development and exploitation activities, drilling and completing 90 gross wells in the first quarter 2008. Our overall drilling success rate during the first quarter 2008 was 97%. Our total capital expenditures, including our leasing, midstream and corporate activities, were $184 million.

In 2008, our approved capital budget is approximately $800 million and we plan to drill approximately 700 gross wells. Our plans for the remainder of 2008 include exploiting the Marcellus, Huron and Haynesville shales and development drilling in all of our operating areas. The concentration during 2008 will be in the following areas:

East Texas/North Louisiana

Our primary targets across this area have been the upper and lower Cotton Valley, the Travis Peak, Pettet, and Hosston formations. We are increasing emphasis on our significant position of more than 100,000 net acres in the emerging Haynesville shale play, where we have begun drilling evaluation wells to test and delineate the Haynesville. Our initial Haynesville shale results are very encouraging and we plan to add a drilling rig for horizontal development of the Haynesville in this area by mid-year 2008. A substantial percentage of our acreage in the Haynesville shale play is held by production. We believe our Haynesville acreage could hold at least 2-5 Tcfe of potential reserves. Following excellent drilling results in certain areas, particularly including Holly/Caspiana, Vernon and some newly leased acreage in East Texas, as well as opportunities to lease additional acreage and drill in the emerging Haynesville shale, we plan to increase our capital program in this area. We will seek additional funding approval from our Board of Directors and add to the existing budget, which now totals approximately $338 million for this area.

In our Shreveport operating area, we have increased net production from 71.6 Mmcfe per day when we took over operations in October 2006 to the current production level of 86.8 Mmcfe per day. We have expanded the Holly/Caspiana Field limits through our drilling. In one area of East Texas, we have drilled a well on a recently leased Cotton Valley prospect, and the well had an initial daily gross production rate of 430 barrels of oil and 1.0 Mmcf of natural gas. We are evaluating this new area for additional opportunities.

The Vernon Field net production is currently 130 Mmcfe per day, which represents eight months of stable production. Our drilling and exploitation efforts have reduced the overall field decline from that forecast at the time of acquisition and have expanded the field limits in the southern and western fault blocks. We now have approximately 280 drilling locations at Vernon, up significantly from the 15 identified at the time of acquisition. A recent completion had an initial production rate of 10.3 Mmcfe per day, our highest initial production rate from a new well since the acquisition. Vernon also continues to provide significant cash flow which is funding capital activity across our portfolio.

Our Midstream operations in East Texas/North Louisiana continue to grow from both third party and company-owned production throughput. Current throughput is approximately 535 Mmcf per day, with approximately 60% of the volumes from equity production and approximately 40% from third parties. The 535 Mmcf per day throughput is up from 460 Mmcf per day at year end 2007, with the increase attributable to both the first quarter 2008 acquisition of a 230 mile gathering system in East Texas and new third party volumes.

Appalachia

In Appalachia, our major operating areas include Pennsylvania, Ohio and West Virginia, where we typically drill for and exploit the Clinton/Medina sandstone, stacked Upper Devonian sandstones, Devonian shale, and Berea shale, among other productive horizons. We are continuing our efforts to apply artificial lift technology in the basin, with promising initial results.

Our major focus in Appalachia during the first quarter 2008 has been positioning ourselves for exploitation of our significant Marcellus and Huron shale holdings. We hold more than 382,000 net acres in the Marcellus shale area (most of which is held by shallow production), with more than 243,000 net acres within the overpressured fairway in Pennsylvania. During April 2008, we negotiated commitments for an additional 33,000 net Marcellus acres which will increase our total Marcellus acreage holdings to approximately 415,000 net acres. We hold more than 121,000 net acres in the Huron shale area of West Virginia, also mostly held by shallow production. To begin exploiting our shale opportunities, our Board of Directors approved an increase to our 2008 capital budget in Appalachia from the originally approved $69 million to $244 million.

We spud our first horizontal well in the Marcellus play during April and plan to drill a total of four horizontals and more than seven vertical wells during 2008. In the Huron shale area, we plan to drill four horizontal wells this year. We believe our combined Marcellus and Huron shale reserve potential totals at least 7-12 Tcfe.

Other

Our Permian Canyon Sand field development and extension work is continuing. Production from the field has increased from approximately 19.7 Mmcfe per day of natural gas at November 1, 2007 to more than 24 Mmcfe per day today. We plan to drill 124 wells in the field during 2008. Of the $110 million budgeted for the Permian Area in 2008, approximately $80 million is allocated for drilling and completion in the Canyon Sand field. In the first quarter 2008 we negotiated a joint venture including approximately 11,000 contiguous net acres adjacent to this field, are now acquiring seismic data over the area, and will drill in this area later this year.

We are budgeting $48 million of capital for the Mid-Continent area and $11 million for the Rockies.

Acquisitions

On February 20, 2008, we acquired shallow natural gas properties located primarily in our central Pennsylvania operating area. The properties included approximately 2,500 producing wells, approximately 2,000 shallow undrilled locations and 16 Mmcfe per day of net production. The purchase price was $388 million after reductions for preliminary closing adjustments. The acquisition was financed with our revolving bank credit facility.

We also closed an acquisition of a privately held gathering system in East Texas in March 2008 for $56 million, net of preliminary closing adjustments.

Liquidity

On February 20, 2008, our combined borrowing base on our revolving credit facilities was increased to approximately $2.5 billion. As of May 1, 2008, our unused borrowing capacity was $365.2 million.

Financial Data

Our condensed consolidated balance sheets as of December 31, 2007 and March 31, 2008, condensed consolidated statements of operations for the three months March 31, 2007 and 2008, and condensed consolidated statements of cash flows for the three months ended March 31, 2007 and 2008, are included on the following pages. We have also included reconciliations of non-GAAP financial measures referred to in this press release which have not been previously reconciled.

EXCO will host a conference call on Wednesday, May 7, 2008 at 1:00 p.m. (Dallas time) to discuss the contents of this release and respond to questions. Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID# 45480181. The conference call will also be webcast on EXCO’s website at http://www.excoresources.com under the Investor Relations tab. Presentation materials related to this release will be posted on EXCO’s website on Tuesday, May 6, 2008, after market close.

A digital recording will be available starting two hours after the completion of the conference call until 11:59 p.m., May 14, 2008. Please call (800) 642-1687 and enter conference ID# 45480181 to hear the recording. A digital recording of the conference call will also be available on EXCO’s website.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at http://www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. You are cautioned not to place undue reliance on a forward-looking statement. When considering our forward-looking statements, keep in mind the risk factors and other cautionary statements in this presentation, and the risk factors included in the Annual Report on Form 10-K for the year ended December 31, 2007 and our other periodic filings with the SEC.

Our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital depend substantially on prevailing prices for oil and natural gas. Declines in oil or natural gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil or natural gas prices also may reduce the amount of oil or natural gas that we can produce economically. A decline in oil and/or natural gas prices could have a material adverse effect on the estimated value and estimated quantities of our oil and natural gas reserves, our ability to fund our operations and our financial condition, cash flow, results of operations and access to capital. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.

The SEC has generally permitted oil and natural gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “probable,” “possible,” “potential,” “unproved,” or “unbooked potential,” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company. While we believe our calculations of unproved drillsites and estimation of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2007 available on our website at www.excoresources.com under the Investor Relations tab or by calling us at 214-368-2084.

EXCO Resources, Inc.

Condensed consolidated balance sheets

	December 31,	March 31,
(in thousands)	2007	2008
Assets
Current assets:
Cash and cash equivalents	$55,510	$9,113
Accounts receivable:
Oil and natural gas	146,297	180,029
Joint interest	21,614	22,871
Interest and other	2,151	5,296
Derivative financial instruments	66,632	—
Deferred income taxes	6,764	—
Other	12,332	11,671
Total current assets	311,300	228,980
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties	334,803	372,066
Proved developed and undeveloped oil and natural gas properties	4,926,053	5,447,621
Accumulated depletion	(500,493)	(604,406)
Oil and natural gas properties, net	4,760,363	5,215,281
Gas gathering assets	340,706	428,057
Accumulated depreciation and amortization	(16,142)	(19,614)
Gas gathering assets, net	324,564	408,443
Office and field equipment, net	20,844	21,800
Advance on pending acquisition	39,500	3,500
Derivative financial instruments	2,491	4,561
Deferred financing costs, net	20,406	19,949
Other assets	6,226	3,422
Goodwill	470,077	470,077
Total assets	$5,955,771	$6,376,013

EXCO Resources, Inc.

Condensed consolidated balance sheets

	December 31,	March 31,
(in thousands, except per share and share data)	2007	2008
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$106,305	$111,851
Accrued interest payable	21,835	15,563
Revenues and royalties payable	100,978	120,120
Income taxes payable	87	87
Deferred income taxes	—	66,617
Current portion of asset retirement obligations	1,656	1,850
Derivative financial instruments	47,306	268,781
Total current liabilities	278,167	584,869
Long-term debt	2,099,171	2,479,048
Asset retirement obligations and other long-term liabilities	89,810	102,514
Deferred income taxes	271,398	121,105
Derivative financial instruments	109,205	171,008
Commitments and contingencies	—	—

7.0% Cumulative Convertible Perpetual Preferred Stock, par value $0.001 per share, 39,008 shares outstanding at December 31, 2007 and March 31, 2008, liquidation preference of $391,218 at December 31, 2007 and March 31, 2008, respectively	388,574	388,574

Hybrid Preferred Stock, par value $0.001 per share, 160,992 shares outstanding at December 31, 2007 and March 31, 2008, respectively, liquidation preference of $1,614,616 at December 31, 2007 and March 31, 2008, respectively	1,603,704	1,603,704
Shareholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized at March 31, 2008, of which 200,000 shares have been designated for each series of 7.0% Cumulative Convertible Perpetual Preferred Stock and 200,000 shares have been designated for each series of Hybrid Preferred Stock; no shares of preferred stock other than the 7.0% Cumulative Convertible Perpetual and Hybrid Preferred Stock (presented above) are issued and outstanding at March 31, 2008	—	—
Common stock, $0.001 par value; Authorized shares - 350,000,000; issued and outstanding shares - 104,578,941 at December 31, 2007 and 104,887,915 at March 31, 2008	105	105
Additional paid-in capital	1,043,645	1,050,933
Retained earnings (deficit)	71,992	(125,847)
Total shareholders’ equity	1,115,742	925,191
Total liabilities and shareholders’ equity	$5,955,771	$6,376,013

EXCO Resources, Inc.

Condensed consolidated statement of operations

	Three months ended
	March 31,
(in thousands, except per share data)	2007	2008
Revenues and other income:
Oil and natural gas	$118,495	$317,690
Loss on derivative financial instruments	(96,019)	(341,194)
Pipeline and marketing	5,345	7,427
Interest and other	1,380	1,118
Total revenues and other income	29,201	(14,959)
Costs and expenses:
Oil and natural gas production	30,078	52,481
Gathering and transportation	821	3,131
Depreciation, depletion and amortization	51,324	109,217
Accretion of discount on asset retirement obligations	943	1,316
General and administrative	14,175	22,627
Interest (1)	76,709	36,020
Total costs and expenses	174,050	224,792
Loss before income taxes	(144,849)	(239,751)
Income tax benefit	(57,152)	(76,912)
Net loss	(87,697)	(162,839)
Preferred stock dividends	1,136	35,000
Net loss available to common shareholders	$(88,833)	$(197,839)
Net loss per common share:
Net loss per common share - basic	$(0.85)	$(1.89)
Net loss per common share - diluted	$(0.85)	$(1.89)
Weighted average shares:
Basic	104,202	104,683
Diluted	104,202	104,683

(1)Interest expense for the three months ended March 31, 2007 includes one time charges of $32.1 million incurred during the first quarter 2007. Expenses associated with the payoff of the EXCO Partners Operating Partnership Senior Term Credit Agreement included a $13.0 million redemption premium, a $9.2 million write-off of deferred financing costs, and a $3.0 million write-off of unamortized original issue discount. In addition, $6.9 million of commitment fees were expensed in connection with other debt arrangements that were terminated. Interest expense for the three months ended March 31, 2008 includes an increase of $3.6 million as a result of non-cash losses resulting from interest rate swaps entered into during the first quarter 2008.

EXCO Resources, Inc.

Consolidated statement of cash flows

	Three months ended
	March 31,
(in thousands)	2007	2008
Operating Activities:
Net loss	$(87,697)	$(162,839)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	51,324	109,217
Stock option compensation expense	1,910	3,004
Accretion of discount on asset retirement obligations	943	1,316
Non-cash change in fair value of derivatives	128,092	347,839
Cash settlements of assumed derivatives	—	(10,467)
Deferred income taxes	(56,037)	(76,912)
Amortization of deferred financing costs and premium on 7 1/4% senior notes due 2011 and discount on long-term debt	9,355	406
Loss on sale of fixed assets	—	31
Effect of changes in:
Accounts receivable	8,494	(38,133)
Other current assets	361	2,389
Accounts payable and other current liabilities	(24,194)	23,659
Net cash provided by operating activities	32,551	199,510
Investing Activities:
Additions to oil and natural gas properties, gathering systems and equipment	(1,489,950)	(602,667)
Advance on pending acquisition	(43,000)	(3,500)
Proceeds from disposition of property and equipment and other	131,594	1,298
Net cash used in investing activities	(1,401,356)	(604,869)
Financing Activities:
Borrowings under credit agreements	1,198,000	500,700
Repayments under credit agreements	(1,672,532)	(120,000)
Proceeds from issuance of common stock	817	3,527
Proceeds from issuance of preferred stock	2,000,000	—
Payment of preferred stock dividends	—	(35,000)
Payments for preferred stock issuance costs	(525)	—
Settlements of derivative financial instruments with a financing element	—	10,467
Deferred financing costs	(10,099)	(732)
Net cash provided by financing activities	1,515,661	358,962
Net increase (decrease) in cash	146,856	(46,397)
Cash at beginning of period	22,822	55,510
Cash at end of period	$169,678	$9,113

Supplemental Cash Flow Information:
Interest paid	$92,695	$38,627
Derivative financial instruments assumed in Vernon Acquisition	$60,015	$—
Supplemental non-cash investing and financing activities:
Capitalized stock compensation	$368	$675
Issuance of common stock for director services	$—	$82

EXCO Resources, Inc.

Consolidated EBITDA

And adjusted EBITDA reconciliations and statement of cash flow data

(Unaudited)

	Three months ended
	March 31,	March 31,
(in thousands)	2007	2008

Net loss	$(87,697)	$(162,839)
Interest expense	76,709	36,020
Income tax benefit	(57,152)	(76,912)
Depreciation, depletion and amortization	51,324	109,217
EBITDA(1)	(16,816)	(94,514)
Accretion of discount on asset retirement obligations	943	1,316
Non-cash change in fair value of oil and natural gas derivative financial instruments	128,092	344,209
Stock based compensation expense	1,910	3,004
Adjusted EBITDA(1)	$114,129	$254,015
Interest expense (2)	(76,709)	(32,390)
Income tax benefit	57,152	76,912

Amortization of deferred financing costs, premium on 7 1/4% senior notes due 2011 and discount on long-term debt	9,355	406
Loss on sale of assets	—	31
Deferred income taxes	(56,037)	(76,912)
Changes in operating assets and liabilities	(15,339)	(12,085)

Settlements of derivative financial instruments with a financing element	—	(10,467)
Net cash provided by operating activities	$32,551	$199,510

	Three months ended
	March 31,	March 31,
(in thousands)	2007	2008

Statement of cash flow data:
Cash flow provided by (used in):
Operating activities(2)	$32,551	$199,510
Investing activities	(1,401,356)	(604,869)
Financing activities	1,515,661	358,962
Other financial and operating data:
EBITDA(1)	(16,816)	(94,514)
Adjusted EBITDA(1)	114,129	254,015

(1) Earnings before interest, taxes, depreciation, depletion and amortization, or “EBITDA” represents net income adjusted to exclude interest expense, income taxes, depreciation, depletion and amortization. “Adjusted EBITDA” represents EBITDA adjusted to exclude accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives and stock-based compensation. We have presented EBITDA and Adjusted EBITDA because they are a widely used measure by investors, analysts and rating agencies for valuations, peer comparisons and investment recommendations. In addition, these measures are used in covenant calculations required under our credit agreements and the indenture governing our 7 1/4 % senior notes. Compliance with the liquidity and debt incurrence covenants included in these agreements is considered material to us. Our computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others. EBITDA and Adjusted EBITDA are measures that are not prescribed by generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities. As such, we encourage investors not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures.

(2) Excludes non-cash change in fair value of interest rate swaps included in GAAP interest expense.

EXCO Resources, Inc.

Summary of operating data

	Three months ended
	March 31,	March 31,	%
	2007	2008	Change

Production:
Oil (Mbbls)	275	507	84%
Gas (Mmcf)	15,663	32,049	105%
Oil and natural gas (Mmcfe)	17,313	35,091	103%

Average sales prices (before derivative financial instrument activities):
Oil (per Bbl)	$54.93	$96.68	76%
Gas (per Mcf)	6.60	8.38	27%
Total production (per Mcfe)	6.84	9.05	32%

Average costs (per Mcfe):
Oil and natural gas operating costs	$1.25	$0.95	-24%
Gathering and transportation costs	0.05	$0.09	80%
Production and ad valorem taxes	0.48	0.55	15%
General and administrative	0.82	0.64	-22%
Depletion	2.80	2.96	6%
Depreciation and amortization	0.17	0.15	-12%